Exhibit 99.2

Greenidge Generation Reports Third Quarter 2023

Third Quarter 2023 Highlights

•Total revenue was $20.9 million
•Cryptocurrency datacenter hosting revenue was $12.1 million, and Cryptocurrency datacenter self-mining revenue was $6.6 million
•GAAP net loss from continuing operations was $13.2 million
•Break-even Adjusted EBITDA from continuing operations
•235 bitcoins were produced from self-mining
•Operated active mining capacity of approximately 4.6 EH/s from 42,300 miners as of September 30, 2023
•Cash of $10.7 million as of September 30, 2023

Adjusted EBITDA from continuing operations is a non-GAAP measure. See the table attached to this press release for a reconciliation from GAAP to non-GAAP measures and “Use of Non-GAAP Information” below for more details.

Fairfield, Conn. – November 14, 2023 – Greenidge Generation Holdings Inc. (NASDAQ: GREE) (“Greenidge” or the “Company”), a vertically integrated cryptocurrency datacenter and power generation company, today announced financial and operating results for the third quarter of 2023.

“Our results for the third quarter of 2023 reflect our shift to a stable revenue mix among hosting, self-mining, and energy,” said Dave Anderson, Chief Executive Officer of Greenidge. “During the third quarter of 2023, we have continued to take steps to significantly reduce our debt and SG&A costs so as to better position the Company for future growth.”

Third Quarter 2023 Financial Results

Greenidge’s revenue for the third quarter was $20.9 million, down 5% compared to the prior year. Cryptocurrency datacenter hosting revenue was $12.1 million as compared to none in the prior year. Cryptocurrency datacenter self-mining revenue was $6.6 million, down 64% versus the prior year as Greenidge transitioned its capacity towards datacenter hosting during the first half of 2023. Power and capacity revenue was $2.1 million, down 41% compared to the prior year.

As of September 30, 2023, Greenidge datacenter operations consisted of approximately 42,300 miners with approximately 4.6 EH/s of combined capacity for both datacenter hosting and cryptocurrency mining, of which 32,100 miners, or 3.4 EH/s, is associated with datacenter hosting and 10,200 miners, or 1.2 EH/s, is associated with Greenidge's cryptocurrency mining.

Net loss from continuing operations was $13.2 million for the third quarter as compared to $23.9 million in the third quarter of the prior year. Greenidge broke even on Adjusted EBITDA for the third quarter compared to the prior year third quarter Adjusted EBITDA loss of $3.7 million.

As of September 30, 2023, Greenidge had cash of $10.7 million and debt balance of $94.0 million, which was reduced from $157.5 million as of December 31, 2022.

About Greenidge Generation Holdings Inc.
Greenidge Generation Holdings Inc. (NASDAQ: GREE) is a vertically integrated cryptocurrency datacenter and power generation company.

Use of Non-GAAP Information
To provide investors and others with additional information regarding Greenidge’s financial results, Greenidge has disclosed in this press release a certain non-GAAP operating performance measure of Adjusted EBITDA (loss) from continuing operations. Adjusted EBITDA (loss) from continuing operations is defined as (loss) income from continuing operations before taxes plus interest and depreciation and amortization, which is then adjusted for stock-based compensation, other special items determined by management, including, but not limited to business expansion costs, impairments of long-lived assets, remeasurement of environmental liabilities, restructuring, debt extinguishment and costs to restructure debt. This non-GAAP financial measure is a supplement to and not a substitute for or superior to, the Company’s results presented in accordance with U.S. GAAP. The non-GAAP financial measure presented by the Company may be different from non-GAAP financial measures presented by other companies. Specifically, the Company believes the non-GAAP information provides a useful measure to investors regarding the Company’s financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of this non-GAAP financial measure is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-GAAP financial measure to U.S. GAAP results is included herein.

Forward-Looking Statements
This press release includes certain statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect Greenidge’s financial or operating results. These forward-looking statements may be identified by terms such as “anticipate,” “believe,” “continue,” “foresee,” “expect,” “intend,” “plan,” “may,” “will,” “would,” “could,” and “should,” and the negative of these terms or other similar expressions. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Forward-looking statements in this press release include, among other things, statements regarding the business plan, business strategy and operations of Greenidge in the future. In addition, all statements that address operating performance and future performance, events or developments that are expected or anticipated to occur in the future are forward-looking statements. Forward-looking statements are subject to a number of risks, uncertainties and assumptions. Matters and factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to the matters and factors described in Part I, Item 1A. “Risk Factors” of Greenidge’s Annual Report on Form 10-K, Part II, Item 1A. “Risk Factors”

of Greenidge’s Quarterly Report on Form-10-Q, and its other filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this press release are qualified by the information contained under this caption. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements in this press release. You should not put undue reliance on forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, the actual results, performance, or achievements of Greenidge could differ materially from the results expressed in, or implied by, any forward-looking statements. All forward-looking statements speak only as of the date of this press release and Greenidge does not assume any duty to update or revise any forward-looking statements included in this press release, whether as a result of new information, the occurrence of future events, uncertainties or otherwise, after the date of this press release.

For further information, please contact:

Investor Relations
investorrelations@greenidge.com

Media Inquiries
media@greenidge.com

Greenidge Generation Holdings Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three Months Ended September 30, 2023 and 2022
Amounts denoted in thousands
	Three Months Ended September 30,
	2023	2022
REVENUE:
Datacenter hosting	$12,136	$—
Cryptocurrency mining	6,602	18,272
Power and capacity	2,141	3,613
Total revenue	20,879	21,885
OPERATING COSTS AND EXPENSES:
Cost of revenue - hosting services (exclusive of depreciation and amortization)	9,432	—
Cost of revenue - self mining (exclusive of depreciation and amortization)	4,458	14,675
Cost of revenue - power and capacity (exclusive of depreciation and amortization)	1,465	3,760
Selling, general and administrative	6,662	7,789
Depreciation and amortization	3,383	13,511
Impairment of long-lived assets	4,000	—
Remeasurement of environmental liability	1,600	—
Loss on sale of assets	—	759
Total operating costs and expenses	31,000	40,494
Loss from operations	(10,121)	(18,609)
Other income (expense), net:
Interest expense, net	(3,040)	(5,430)
Other income, net	—	126
Total other expense, net	(3,040)	(5,304)
Net loss from continuing operations	(13,161)	(23,913)
(Loss) income from discontinued operations, net of tax	(1,078)	736
Net loss	$(14,239)	$(23,177)

Reconciliation of Net loss from continuing operations to Adjusted EBITDA (loss) from Continuing Operations:
Net loss from continuing operations	$(13,161)	$(23,913)
Interest expense, net	3,040	5,430
Depreciation and amortization	3,383	13,511
EBITDA (loss) from continuing operations	$(6,738)	$(4,972)
Stock-based compensation	482	361
Loss on sale of assets	—	759
Impairment of long-lived assets	4,000	—
Remeasurement of environmental liability, after tax	1,600	—
Restructuring costs	669	—
Expansion costs	—	183
Adjusted EBITDA (loss) from continuing operations	$13	$(3,669)

Greenidge Generation Holdings Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
September 30, 2023 and December 31, 2022
Amounts denoted in thousands
	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash, restricted cash and cash equivalents	$10,687	$15,217
Digital assets	—	348
Accounts Receivable, net of allowance for doubtful accounts of $0 at September 30, 2023 and December 31, 2022	275	2,696
Prepaid expenses and other assets	8,017	6,266
Emissions and carbon offset credits	1,597	1,260
Income tax receivable	857	798
Current assets held for sale	507	6,473
Total current assets	21,940	33,058
LONG-TERM ASSETS:
Property and equipment, net	47,777	130,417
Other long-term assets	800	292
Long-term assets held for sale	19,295	—
Total assets	89,812	163,767
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	13,664	9,608
Accrued emissions expense	7,924	6,052
Accrued expenses	8,016	11,327
Short-term environmental liability	1,700	600
Long-term debt, current portion	2,365	67,161
Current liabilities held for sale	1,732	3,974
Total current liabilities	35,401	98,722
LONG-TERM LIABILITIES:
Long-term debt, net of current portion and deferred financing fees	87,085	84,585
Environmental liabilities	27,733	27,400
Other long-term liabilities	4,820	107
Total liabilities	155,039	210,814
STOCKHOLDERS' EQUITY:
Total stockholders' equity	(65,227)	(47,047)
Total liabilities and stockholders' equity	$89,812	$163,767